AMENDMENT TO EMPLOYMENT AGREEMENT

             AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment"), dated as of July 25, 2000, between CONSECO, INC., an Indiana corporation (the"Company"), and JOHN
J. SABL ("Executive").

                                    RECITALS

             WHEREAS, Executive has previously expressed his intention to return to the private practice of law;

             WHEREAS, the Company has requested Executive to remain in the employment of the Company until his successor has been employed and to provide certain other services; and

             WHEREAS, the parties desire to specify the financial obligations of the Company to Executive if Executive remains an employee as provided in this Amendment;

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

         1. Amendment. The terms of this Amendment amend and supersede any inconsistent terms of the Employment Agreement dated September 9, 1997, as amended and restated as of May 26, 1999 and as further amended and restated as of December 15, 1999 (the "Employment Agreement"). Except as expressly amended or superseded by this Amendment, the terms of the Employment Agreement remain in full force and effect.

         2. Separation of Employment. Either party may terminate the employment of Executive in accordance with the terms and conditions of the Employment Agreement. If not terminated earlier, the parties agree that the employment of Executive shall terminate on the earlier of: (a) the date on which the Company appoints another person as general counsel or chief legal officer; or (b) September 11, 2000 (the earlier of such dates is referred to as the "Separation Date"). If his employment is not terminated earlier, Executive will retain the titles of Executive Vice President, General Counsel and Secretary through the Separation Date. Executive's responsibilities will remain those which Executive has historically performed. Executive also agrees that, when his employment terminates, Executive will be deemed to have resigned all offices, directorships and other positions in any form, with the Company and all of its subsidiaries, affiliates, financing trusts, employee benefit plans and trusts of any of the foregoing and related entities.

         3. Compensation and Benefits. If Executive's employment is terminated prior to the Separation Date, Executive shall be entitled to the severance and other benefits provided by the Employment Agreement. If Executive remains an employee of the Company through the Separation Date, the Company will continue to pay Executive his Base Salary at the rate contemplated in the Employment Agreement of One Million Dollars ($1,000,000) per annum during the period from the Separation Date through December 31, 2000, payable at regular intervals in accordance with the Company's normal payroll practices, notwithstanding that Executive has ceased to be an employee of the Company as of the Separation Date. In addition, the Company will continue to pay Executive a cash bonus of Seven Hundred Fifty Thousand Dollars ($750,000) for the year 2000 payable in quarterly installments of $187,500 each, payable as follows: the first installment has been paid, the second installment on or before July 31, 2000, the third installment on or before October 31, 2000 and the fourth installment on or before January 31, 2001. In addition, Executive will continue to receive all other employment benefits he is now receiving under the Employment Agreement through September 11, 2000. The parties expect that Executive will take up to two (2) weeks of paid vacation time (such weeks shall not be taken consecutively) prior to the Separation Date.

     4. Rights to Indemnification. Any of Executive's rights and any obligations of Company with regard to indemnification that are not dependent upon his continued employment or holding an office with the Company and the indemnification rights under Article 7 of the Company's Amended and Restated By-Laws as in effect on the date of this Amendment ("Article 7") shall continue and will not be amended to the prejudice of his rights thereunder. The Company agrees it will use reasonable efforts to cause Executive to be included at all times as an insured at the Company's cost under any Company officer and director liability insurance policies with regard to any acts, actions, facts, circumstances, errors or omissions performed or occurring prior to the Separation Date.

     5. Transition of Responsibilities and Post-Termination Consulting. Executive agrees that he will, as reasonably requested by his successor after the Separation Date and through December 31, 2000, assist in the transition of his responsibilities to his successor. Executive shall not be expected to devote more than ten (10) hours per month in this regard and the Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by him in connection therewith. If after the Separation Date Executive is asked to consult with the Company or its representatives regarding any matter which relates to his employment by the Company and Executive cooperates with or otherwise responds to such request whether or not before December 31, 2000, then Executive will be considered an "Eligible Person" entitled to indemnification from the Company in accordance with Article 7 with respect to such matters. In addition to the rights under Article 7, the Company agrees to indemnify Executive and hold him harmless to the fullest extent permitted by applicable law with respect to any actions taken by Executive pursuant to this paragraph 5.

     6. Advice of Counsel. Each party to this Amendment represents and agrees that such party has been advised to consult with an attorney prior to executing this amendment and that such party has done so.

             IN WITNESS WHEREOF, the parties have executed this amendment as of the date first above written.

                                           CONSECO, INC.


                                       By: /s/ Gary C. Wendt
                                           -------------------------------------
                                           Gary C. Wendt, Chairman of the Board
                                             and Chief Executive Officer



                                           /s/ John J. Sabl
                                           -------------------------------------
                                           John J. Sabl


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